Electronic Articles  of Organization

For

Florida Limited Liability  Company

Article I

The name of the Limited Liability Company  is:

SAN CARLOS RESORT  LLC

L15000192668 FILED 8:00 AM

November 13, 2015 Sec. Of State

nhaney

Article II

The street address of the principal  office of the Limited Liability Company   is:

1710 ESTERO BLVD #6

FORT MYERS BEACH, FL.

33931

The mailing  address of the Limited Liability  Company is:

P.O. BOX 6005

FORT MYERS BEACH, FL.

33932

Article III

The name and Florida  street address of the registered  agent  is:

JOSEPH B ORLANDINI 1710 ESTERO BLVD #6

FORT MYERS BEACH, FL.

33931

Having been named as registered agent and to accept service of process for the above stated limited liability company at the place designated in this certificate, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.

Registered Agent Signature:

JOSEPH ORLANDINI

Article IV

The name and address of person( s) authorized  to manage  LLC:

Title: MGR ORLANDINI JOSEPH 1710 ESTERO BLVD #6

FORT MYERS BEACH, FL.

33931

Article V

The effective date for this Limited Liability Company   shall be:

11/13/2015

Signature of member  or an authorized representative

Electronic Signature: JOSEPH ORLANDINI

L15000192668 FILED 8:00 AM

November 13, 2015 Sec. Of State

nhaney

I am the member or authorized representative submitting these Articles of Organization and affirm that the facts stated herein are true.  I am aware that false information submitted in a document to the Department of State constitutes a third degree felony as provided for in s.817.155, F.S. I understand the requirement to file an annual report between January 1st and May 1st in the calendar year following formation of the LLC and every year thereafter to maintain "active" status.